EXHIBIT 99.1

WARREN RESOURCES UPDATES RECENT CALIFORNIA DEVELOPMENTS

SCAQMD Clears Microturbines and Associated Equipment

NEW YORK, August 27, 2008 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today announced that, on August 26, 2008, the California South Coast Air Quality Management District (“SCAQMD”) Hearing Board issued its Findings and Decision approving Warren’s use and operation of six microturbines and the installation of additional, low-emission equipment at its Wilmington Townlot Unit (“WTU”) central facility under an agreed Order for Abatement. Warren previously installed and has been operating the microturbines since November 2007 under an agreement with the SCAQMD.  The microturbines have the dual benefit of (1) generating electric power that is used at the WTU central facility (thereby reducing demand for outside electricity), and (2) helping reduce the natural gas produced at the WTU that is otherwise flared. The Decision resolved a number of other outstanding permitting and related issues with the SCAQMD and requires the Company to comply with certain operating parameters, including limiting the amount of oil field gas combused in the existing Flare King to no more than 94,285 standard cubic feet per day. The Decision by the SCAQMD came after well-attended public hearings on August 13 and 14, 2008.

Warren is also in the process of completing a California Environmental Quality Act (“CEQA”) analysis for the SCAQMD’s review. Certification of the CEQA analysis by the SCAQMD is expected in the fourth quarter of 2008, and permits to install the new equipment should be issued shortly thereafter. These pending permits request approval to install the best available control technology equipment, including a compressor for gas reinjection (and ultimately gas sales), a low NOx heater-treater and a clean enclosed burner to replace the existing gas flare. Once approved and Warren installs the gas reinjection system, gas flaring at the WTU will be virtually eliminated, except on an emergency back-up basis.

Norman F. Swanton, Warren’s chief executive officer, said, "We are delighted the SCAQMD agreed with our self-contained power generating microturbines that help generate electricity and provide cleaner air for all here in Southern California. We also look forward to the completing the CEQA analysis in the fourth quarter of 2008 and subsequently installing a natural gas re-injection system as soon as possible.  It is our desire to re-inject and eventually sell all of the associated natural gas produced from the WTU thereby eliminating the gas flare, except on an emergency basis.”

Former Major Oil Company Executive to Run California North Wilmington Unit Field Operations

Warren also announced the hiring of Mr. Ron J. Morin, a senior oil and gas industry executive with 28 years of experience, as the Development Team Leader – North Wilmington Unit. He will be primarily responsible for the management of development and production operations of Warren's North Wilmington Unit (“NWU”) oil field in Wilmington, California.

From 1978 to 2005, Ron held various operating positions with Unocal Corporation, an NYSE listed, California-based, oil and gas company that was acquired by Chevron in August 2005 for $18 billion.  At Unocal, he handled various responsibilities, including development and production operations, engineering, field development planning, acquisitions, strategic planning, and worldwide operations risk management regarding environmental, health and safety, as well as investor relations.

Mr. Morin received a Bachelor of Science degree in Chemical Engineering in 1978 from The Ohio State University and a Master of Business Administration degree from Cornell University in 2001.

In making this announcement, Norman F. Swanton said, “we are extremely pleased and excited to have Ron Morin joining our senior operations team. He is a highly qualified oil and gas executive who will have an immediate impact on our organization. His extensive experience in the planning and implementing of oil and gas development and production operations directly supports our aggressive development and growth plan for our NWU oil field in California.”

About Warren Resources

Warren Resources, Inc. is a growth oriented independent energy company engaged in the exploration and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on producing oil in the Wilmington field in California and coalbed methane natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See "Risk Factors" in the Company's Annual Report on Form 10-K and other public filings with the Securities and Exchange Commission (www.sec.gov).